Exhibit 99.1

Castellum, Inc. Set to Join Russell Microcap® Index

BETHESDA, MD., May 30, 2023-- Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity and electronic warfare services company, today announced that it is set to join the Russell Microcap® Index at the conclusion of the 2023 Russell indexes annual reconstitution, effective after the U.S. market closes on June 23, 2023, according to a preliminary list of additions posted May 26, 2023 (See https://content.ftserussell.com/sites/default/files/rmicro_additions_20230526.pdf).

Membership in the Russell Microcap® index, which remains in place for one year, results in automatic inclusion in any growth and value style funds or other portfolios modeled after the index.   FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.   Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.  Approximately $12.1 trillion in assets are benchmarked against the Russell’s U.S. indexes that are part of FTSE Russell, a leading global index provider.

“We are pleased to report to our shareholders that we are slated to join the Russell Microcap® index next month,” said Mark Fuller, President and CEO of Castellum.  “When we uplisted to the New York Stock Exchange - American last October, we did so in part to increase the institutional ownership of our stock.   Gaining inclusion into the Russell Microcap® index is an important step in achieving that goal and supporting our broader growth initiatives.”

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth, and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website. For more information, visit www.ftserussell.com.

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “set to,” “slated,” “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget or raising the federal debt ceiling, and the Company’s ability to attract additional institutional investors of its common stock.  For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof.  The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com